Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		October 24, 2013
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release

ENCORE WIRE REPORTS IMPROVED THIRD QUARTER RESULTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the third quarter and nine months ended September 30, 2013.

Net sales for the third quarter ended September 30, 2013 were $309.9 million compared to $269.2 million during the third quarter of 2012. Increased unit volumes of building wire sold in the third quarter of 2013 versus the third quarter of 2012 accounted for the increase in net sales dollars. Unit volume, measured in copper pounds contained in the wire sold increased 15.0% in the third quarter of 2013 versus the third quarter of 2012. The volume increase was offset somewhat by a 4.0% decrease in the average selling price per copper pound sold in the third quarter of 2013 versus the same period in 2012. Sales prices declined primarily due to lower copper prices, which declined 7.5% versus the third quarter of 2012. Net income for the third quarter of 2013 was $13.8 million versus $5.5 million in the third quarter of 2012. Fully diluted net earnings per common share were $0.66 in the third quarter of 2013 versus $0.27 in the third quarter of 2012.

Net sales for the nine months ended September 30, 2013 were $864.7 million compared to $814.3 million during the same period in 2012. Increased unit volumes of building wire sold in the first nine months of 2013 versus the first nine months of 2012 accounted for the increase in net sales dollars. Unit volume, measured in copper pounds contained in the wire sold increased 6.8% in the first nine months of 2013 versus the first nine months of 2012. The volume increase was offset somewhat by a 4.0% decrease in the average selling price per copper pound sold in the first three quarters of 2013 versus the same period in 2012. Sales prices declined primarily due to lower copper prices, which declined 7.1% in the first three quarters of 2013 versus the first three quarters of 2012. Net income for the nine months ended September 30, 2013 was $35.7 million versus $14.6 million in the same period in 2012. Fully diluted net earnings per common share were $1.72 for the nine months ended September 30, 2013 versus $0.66 in the same period in 2012.

On a sequential quarter comparison, net sales for the third quarter of 2013 increased 7.1% to $309.9 million versus $289.5 million during the second quarter of 2013. Unit volume of copper building wire accounted for the majority of the increase, rising 8.1% on a sequential quarter comparison. Net income for the third quarter of 2013 was $13.8 million versus $15.5 million in the second quarter of 2013. Fully diluted net income per common share was $0.66 in the third quarter of 2013 versus $0.75 in the second quarter of 2013. As previously noted, the second quarter of 2013 included increased aluminum production activity which enabled enhanced overhead allocations that favorably impacted quarterly results by approximately $0.06 to $0.10 in net earnings per share.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “Continuing the positive trend we saw developing in the second quarter of this year, the third quarter was encouraging to us from both a volume and margin perspective. Unit volumes were up in all building wire products. We believe our expansion of product offerings over the last several years to our existing customer base has been critical to maintaining and perhaps boosting our market share, as our capital expenditures help to drive increased sales. As we have repeatedly noted, one of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. That spread increased 6.2% in the third quarter of 2013 versus the third quarter of 2012, while our copper unit volume shipped in the third quarter of 2013 increased

15.0% versus the third quarter of 2012. The copper spread expanded as the average price of copper purchased fell 7.5% in the third quarter of 2013 versus the third quarter of 2012, but the average selling price of wire sold fell only 4.0%, as a result of improved pricing discipline in the industry. That same positive trend was evident on a year to date comparison, as copper unit sales increased 6.8% coupled with a 5.5% increase in spreads. Our aluminum plant is now on line and capable of producing our full line of products. The aluminum building wire products grew to 7.2% of net sales in the quarter, driven by a unit sales increase of 18.0% on a sequential quarter basis. We continue to strive to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.

Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $16.1 million in cash at the end of the quarter. We also declared another quarterly cash dividend during the quarter.

Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most as market conditions improve. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.

The Company has reconciled EBITDA with net income for fiscal years 1996 to 2012 on previous current reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended Sept. 30,		9 Months Ended Sept. 30,
$’s in 000’s	2013	2012	2013	2012
Net Income	$13,802	$5,527	$35,699	$14,590
Income Tax Expense	6,986	2,887	18,216	7,300
Interest Expense	78	81	201	238
Depreciation and Amortization	3,895	3,598	10,947	10,834

EBITDA	$24,761	$12,093	$65,063	$32,962

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current Assets
Cash	$16,145	$33,883
Receivables, net	236,933	197,980
Inventories	72,613	63,656
Prepaid Expenses and Other	4,898	11,331

Total Current Assets	330,589	306,850

Property, Plant and Equipment, net	193,492	164,924

Other Assets	1,616	693

Total Assets	$525,697	$472,467

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$30,863	$20,112
Accrued Liabilities and Other	29,544	25,245

Total Current Liabilities	60,407	45,357

Long Term Liabilities
Non-Current Deferred Income Taxes	19,895	16,946

Total Long Term Liabilities	19,895	16,946

Total Liabilities	80,302	62,303

Stockholders’ Equity
Common Stock	266	266
Additional Paid in Capital	49,071	48,298
Treasury Stock	(88,134)	(88,134)
Retained Earnings	484,192	449,734

Total Stockholders’ Equity	445,395	410,164

Total Liabilities and Stockholders’ Equity	$525,697	$472,467

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
Net Sales	$309,927	100.0%	$269,152	100.0%	$864,738	100.0%	$814,348	100.0%
Cost of Sales	272,023	87.8%	245,016	91.0%	762,382	88.2%	746,360	91.7%

Gross Profit	37,904	12.2%	24,136	9.0%	102,356	11.8%	67,988	8.3%

Selling, General and Administrative Expenses	17,126	5.5%	15,726	5.8%	48,485	5.6%	46,130	5.7%

Operating Income	20,778	6.7%	8,410	3.1%	53,871	6.2%	21,858	2.7%

Net Interest & Other Expense	(10)	0.0%	(4)	0.0%	(44)	0.0%	(32)	0.0%

Income before Income Taxes	20,788	6.7%	8,414	3.1%	53,915	6.2%	21,890	2.7%

Income Taxes	6,986	2.3%	2,887	1.1%	18,216	2.1%	7,300	0.9%

Net Income	$13,802	4.5%	$5,527	2.1%	$35,699	4.1%	$14,590	1.8%

Basic Earnings Per Share	$0.67		$0.27		$1.73		$0.66

Diluted Earnings Per Share	$0.66		$0.27		$1.72		$0.66

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	20,680		20,657		20,663		22,022

-Diluted	20,768		20,712		20,739		22,070

Dividend Declared per Share	$0.02		$0.02		$0.06		$0.06

4